EXHIBIT 99.1

     LITHIA MOTORS EXCEEDS GUIDANCE WITH 3 CENT LOSS PER
SHARE IN THE FIRST QUARTER FROM CONTINUING OPERATIONS
EXCLUDING A ONE-TIME CHARGE

MEDFORD, OREGON, April 29th, 2008 (4:05 p.m. ET) – Lithia Motors, Inc. (NYSE: LAD) today announced that excluding a one-time after-tax expense of $1.3 million (or seven cents per share) related to the recently completed investigation, losses from continuing operations were three cents per share. The company’s guidance for the quarter was for a loss of five to ten cents per share.

First quarter 2008 sales were $699.3 million, a 9.7% decrease from $774.5 million in the same period last year. First quarter 2008 loss from continuing operations was $1.9 million. This compared to earnings of $7.2 million in the first quarter of 2007, which included extremely strong sales in March.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “Sales improved each month of the first quarter. With the stronger selling season upon us, we feel well positioned to perform going forward. Spring and summer will help give us what we need to push through the current economic challenges just as we have in past recessionary environments. We are continuing necessary cost-cutting measures, largely in the area of personnel. We are increasing productivity, and improving our customer offerings and our marketing message. Our business model’s strength lies in our ability to adapt to changing retail environments.”

Jeff DeBoer, Senior Vice President and CFO added, “We are providing second quarter EPS guidance and are maintaining our full year 2008 guidance as shown below.”

“Our guidance is based on income from continuing operations and assumes a continuation of challenging economic conditions and fifteen to twenty cents of annual start up costs associated with L2," concluded Jeff DeBoer.

2008 Key Earnings Guidance Assumptions:
Sales	$3.1 billion – $3.2 billion
Same Store Sales Decline	5.0% - 6.0%
Gross Margin	16.9% - 17.0%
SG&A as % of Sales	13.1% - 13.4%
SG&A as % of Gross Profit	78.0% - 81.0%
Operating Margin	2.6% - 2.8%
Flooring Interest Expense	0.7% - 0.8%
Other Interest Expense	0.7% - 0.8%
Tax Rate	39.5% - 40.5%
Net Margin	0.7% - 0.9%

Earnings per Share from Continuing Operations:
Guidance	Guidance
Q2 2008	FY 2008

$0.25 - $0.30	$1.00 - $1.30

Conference Call Information
Lithia Motors will be providing more detailed information on the results for the first quarter 2008 in its conference call scheduled for today at 2 p.m. PT and 5 p.m. ET. The call can be accessed live by calling 973-409-9255; Conference ID #: 43227703. To listen LIVE on our website or for REPLAY: Log-on to www.Lithia.com – Go to Investor Relations – and click on the Conference Call Icon.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 28 brands of new and all brands of used vehicles at 110 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors including, without limitation, economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the accuracy of the company’s comments and predictions related to the retail sales environment and its ability to successfully adjust to those conditions and achieve the earnings per share projected.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share data)
Unaudited	Three Months Ended
	March 30,			%
			Increase	Increase
	2008	2007	(Decrease)	(Decrease)

New vehicle sales	$373,692	$437,507	$(63,815)	(14.6)%
Used vehicle sales	201,460	213,034	(11,574)	(5.4)
Finance and insurance	25,683	29,644	(3,961)	(13.4)
Service, body and parts	97,520	93,642	3,878	4.1
Fleet and other revenues	953	690	263	38.1

Total revenues	699,308	774,517	(75,209)	(9.7)

Cost of sales	581,237	638,653	57,416	(9.0)

Gross Profit	118,071	135,864	(17,793)	(13.1)
SG&A expense	103,451	107,430	(3,979)	(3.7)
Depreciation and amortization	5,771	4,763	1,008	21.2

Income from operations	8,849	23,671	(14,822)	(62.2)

Floorplan interest expense	(6,326)	(7,354)	(1,028)	(14.0)
Other interest expense	(5,600)	(4,628)	972	21.0
Other income, net	98	212	(114)	(53.8)

Income (loss) from continuing	(2,979)	11,901	14,880	NM
operations before income taxes

Income tax expense (benefit)	(1,108)	4,676	(5,784)	NM
Income Tax Rate	37.2%	39.3%

Income (loss) from continuing	(1,871)	7,225	(9,096)	NM
operations

Discontinued Operations:
Loss from operations, net of income tax	(290)	(150)	140	93.3

Net income (loss)	$ (2,161)	$ 7,075	$ 9,236	NM

Diluted net income (loss) per share:
Continuing Operations	$ (0.10)	$ 0.35	$ (0.45)	NM
Discontinued Operations:
Loss from operations, net of income tax	(0.01)	(0.01)

Net income (loss) per share	$ (0.11)	$ 0.34	$ (0.45)	NM

Diluted shares outstanding	19,687(A)	22,131	(2,444)	(11.0)%

(A) Excludes shares issuable upon conversion of the convertible debt as well as common stock equivalents, as their effect on EPS would be antidilutive.
NM – Not Meaningful

LITHIA MOTORS, INC.
(Selected Same Store Data)
Unaudited	Three Months Ended
	March 30,			%
			Increase	Increase
	2008	2007	(Decrease)	(Decrease)

Same Store Unit Sales:
New Vehicle	12,425	15,313	(2,888)	(18.9)%
Used - Retail Vehicle	8,784	10,659	(1,875)	(17.6)
Used - Wholesale	5,599	6,067	(468)	(7.7)
Total Units Sold	26,808	32,039	(5,231)	(16.3)

Same Store Average Selling Price:
New Vehicle	$ 29,530	$ 28,631	$ 899	3.1%
Used - Retail Vehicle	17,257	16,214	1,043	6.4
Used - Wholesale	6,556	6,712	(156)	(2.3)

Same Store Revenue:
New Vehicle Retail Sales	(16.3)%	(3.4)%
Used Vehicle Retail Sales	(12.3)%	(4.5)%
Used Wholesale Sales	(9.9)%	15.8%
Total Vehicle Sales (excluding Fleet)	(14.8)%	(2.6)%
Finance & Insurance Sales	(15.0)%	3.2%
Service, Body and Parts Sales	1.5%	5.0%
Total Sales (excluding Fleet)	(12.9)%	(1.6)%
Total Gross Profit (excluding Fleet)	(16.7)%	(1.6)%

Same Store Average Gross Profit Data:
New Retail Gross Profit/Unit	$ 2,255	$ 2,260	$ (5)
Used Retail Gross Profit/Unit	$ 1,873	$ 2,365	$ (492)
Used Wholesale Gross Profit/Unit	$ (97)	$ 269	$ (366)

Same Store Total Sales Geographic Mix:
Texas	24.3%	19.6%
Oregon	13.3%	15.1%
California	12.2%	13.6%
Washington	10.4%	10.7%
Alaska	6.6%	6.3%
Montana	6.1%	5.7%
Colorado	5.9%	6.7%
Idaho	5.6%	6.0%
Iowa	4.7%	3.8%
Nevada	3.7%	4.4%
Nebraska	2.7%	2.7%
South Dakota	1.9%	2.2%
New Mexico	1.1%	1.1%
North Dakota	1.0%	1.5%
Wisconsin	0.5%	0.6%

Balance Sheet Highlights (Dollars in Thousands)
Unaudited
	March 31, 2008	December 31, 2007

Cash & Cash Equivalents	$ 27,855	$ 21,665
Trade Receivables*	102,374	109,387
Inventory	640,480	601,759
Assets held for sale	22,887	23,807
Other Current Assets	25,860	21,920

Total Current Assets	819,456	778,538

Real Estate, net	367,595	363,391
Equipment & Other, net	100,665	98,355
Goodwill, net	311,954	311,527
Other Assets	74,782	74,924

Total Assets	$ 1,674,452	$ 1,626,735

Flooring Notes Payable	$ 493,980	$ 451,590
Liabilities held for sale	17,243	17,857
Other Current Liabilities	114,042	115,644

Total Current Liabilities	625,265	585,091

Used Vehicle Flooring	117,811	122,550
Real Estate Debt	197,732	179,160
Other Long-Term Debt	147,584	153,785
Other Liabilities	83,011	77,937

Total Liabilities	$ 1,171,403	$ 1,118,523

Shareholders' Equity	503,049	508,212

Total Liabilities & Shareholders'
Equity	$ 1,674,452	$ 1,626,735

*Note: Includes contracts-in-transit of $42,567 and $48,474 for 2008 and 2007

Other Balance Sheet Data (Dollars in Thousands)

Current Ratio	1.3x	1.3x
LT Debt/Total Cap.
(Excludes Real Estate)	35%	35%
Working Capital	$194,191	$193,447
Book Value per Basic Share	25.55	26.02